Exhibit 99.1

MARTEN TRANSPORT ANNOUNCES INCREASE

IN SHARE REPURCHASE PROGRAM TO $40 MILLION

MONDOVI, Wis., November 4, 2015 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that its board of directors has approved an increase in its share repurchase program providing for the repurchase of up to $40 million, or approximately 2 million shares, of its common stock. The program will be funded out of existing cash flow and borrowings under the Company’s credit facility.

Chairman and Chief Executive Officer Randolph L. Marten said, “We are pleased to announce that our board has authorized this significant increase in our share repurchase program. This increase reflects our overall commitment to stockholders, our firm belief that our stock is significantly undervalued in the market and our confidence in our long-term value and financial strength.”

This program is intended to be implemented through purchases made in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. The timing and extent to which the Company repurchases its shares depends on market conditions and other corporate considerations. The repurchase program does not have an expiration date and may be suspended, modified or discontinued at any time. The Company has no obligation to repurchase any amount of its common stock under the program.

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting and distributing food and other consumer packaged goods that require a temperature-controlled or insulated environment. Marten offers service in the United States, Canada and Mexico, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, the Company’s expectations concerning the share repurchase program and the prospects and value of the Company. Important factors known to the Company that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. In addition, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the Company’s determination regarding whether to purchase any shares under the repurchase program; changes in the valuation of the Company’s stock; or economic changes impacting the prospects of the Company’s business. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update forward-looking statements.

CONTACTS: Tim Kohl, President, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.